Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated August 21, 2025, is by and among AstroNova, Inc., a Rhode Island corporation (the “Company”), Samir Patel (“Patel”) and Askeladden Capital Management LLC, a Texas limited liability company (“Askeladden;” each of Patel and Askeladden and “Askeladden Party” and, collectively, the “Askeladden Parties”).

WHEREAS, on March 27, 2025, the Askeladden Parties amended their Schedule 13D with respect to the Company to disclose that they had submitted to the Company notice of the Askeladden Parties’ intention to nominate candidates for election as directors of the Company at the 2025 Annual Meeting;

WHEREAS, on the date hereof, the Askeladden Parties beneficially own 716,186 shares of Common Stock, or approximately 9.4% of the outstanding shares of Common Stock based on a total of 7,596,235 shares of Common Stock outstanding as of June 4, 2025;

WHEREAS, the Company and the Askeladden Parties have engaged in certain discussions concerning the Company; and

WHEREAS, the Company and the Askeladden Parties desire to enter into an agreement regarding the appointment of one new director (selected in accordance with the terms hereof) to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Askeladden Parties and the Company agree as follows:

1. Board of Directors.

(a) New Director. (i) Within one business day following the execution of this Agreement, the Board and all applicable committees thereof will take (or cause to be taken) such actions as are necessary to fix the size of the Board at seven (7) directors and to appoint Shawn Kravetz (the “New Director”) to the Board as a director standing for re-election at the 2025 Annual Meeting together with the other persons included in the Board’s slate of nominees for election as directors at the 2025 Annual Meeting. The Company will (i) recommend that the shareholders of the Company vote to elect the New Director as a director of the Company at the 2025 Annual Meeting and (ii) use its commercially reasonable efforts to support and solicit proxies for the election of the New Director to serve until the 2026 Annual Meeting in the same manner in which the Company supports and solicits proxies for its other nominees up for election in connection with the 2025 Annual Meeting. Concurrently with his appointment to the Board, the New Director shall be appointed to serve on the Nominating and Governance Committee of the Board.

(ii) The Board and all applicable committees thereof, based on information provided by each of the Askeladden Parties and the New Director, have determined, on or prior to the date hereof, that the New Director (A) qualifies as an “independent director” under the applicable rules of the Nasdaq Stock Market and the rules and regulations of the SEC and (B) satisfies the Company’s guidelines and policies with respect to service on the Board applicable to all non-management directors.

(iii) So long as the New Director continues to (A) qualify as an “independent director” under the applicable rules of the Nasdaq Stock Market, or such other stock exchange on which the Common Stock is then listed, and the rules and regulations of the SEC and (B) satisfy the Company’s guidelines and policies with respect to service on the Board applicable to all non-management directors, the Board and all applicable committees thereof will take (or cause to be taken) such actions as are necessary to cause the New Director to be nominated by the Board for re-election as a director at the 2026 Annual Meeting, provided, however, that the Board shall not be obligated to nominate the New Director for re-election as a director at the 2026 Annual Meeting if the Board determines in good faith after consultation with outside legal counsel that doing so would violate the Board’s fiduciary duties to the Company and its shareholders. In the event the Board determines not to nominate the New Director for re-election as a director at the 2026 Annual Meeting, the Company shall provide prompt written notice to the Askeladden Parties, and the Company and the Askeladden Parties shall select a replacement nominee in accordance with the process set forth in Section 1(f) for selecting a Replacement New Director.

(b) New Director Information. The Askeladden Parties acknowledge that the New Director must provide (i) any information the Company reasonably requests in connection with such appointment or nomination, including completion of the Company’s onboarding documentation and an executed consent to be named as a nominee in the Company’s proxy statement, and to serve as a director if so elected for the full term for which he is elected at any future annual meeting of the Company’s shareholders, in each case, as provided by the Company, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or any of its Affiliates, (iii) information reasonably requested by the Company in connection with assessing the New Director’s eligibility to serve on the Board and independence, (iv) such written consents reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-management directors of the Company and the execution of any documents required by the Company of non-management directors of the Company, and (v) such other information reasonably requested by the Company including (A) an acknowledgment from the New Director that he intends to serve for the full term for which he is appointed and elected at the 2025 Annual Meeting and (B) such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-management directors of the Company, including, at the request of the Company, an executed consent to such background check.

(c) New Director Agreements, Arrangements and Understandings. The Askeladden Parties agree that neither they nor any of their controlled Affiliates (i) has paid or will pay any compensation to the New Director in connection with his service on the Board or any committee thereof or (ii) has or will have any agreement, arrangement or understanding, written or oral, with the New Director regarding such person’s service on the Board or any committee thereof. The Askeladden Parties further represent and warrant that they are not a party to any written agreement, arrangement or understanding with the New Director regarding the Company or the Board that has not been disclosed to the Company.

(d) Company Policies. The parties hereto acknowledge that upon appointment to the Board, the New Director will be subject to the same protections and obligations as other non-management directors of the Company regarding confidentiality, conflicts of interest, related-person transactions, fiduciary duties, codes of conduct, trading and disclosure, director resignation and other governance guidelines and policies of the Company, including the Company’s Restated Articles of Incorporation (as amended) and the Company’s By-laws (as amended) (collectively, the “Company Policies”), and will have the same rights and benefits, including, with respect to insurance, indemnification, preparation and filing with the SEC, at the Company’s expense, of any Forms 3, 4 and 5 under Section 16 of the Exchange Act and compensation and fees, as are applicable to all non-management directors of the Company. The Company agrees and acknowledges that no Company Policy does, and at no time during the Cooperation Period (defined below) will, prohibit any member of the Board from communicating with the Askeladden Parties, subject to such director’s compliance with applicable law, observance of his or her confidentiality obligations, fiduciary duties and obligations to the Company and other policies and practices generally applicable to non-management directors of the Company.

(e) Termination. The Company’s obligations under this Section 1 will terminate, and the Askeladden Parties will have no rights under this Section 1, upon any material breach of this Agreement by any Askeladden Party or other Restricted Person (as defined below) acting on behalf of an Askeladden Party upon five business days’ written notice by the Company to the Askeladden Parties and if such breach has not been cured within five business days of the Askeladden Parties’ receipt of such written notice; provided, that the Company (i) specifies in such written notice, in reasonable detail, the material breach upon which it is relying to terminate its obligations under this Section 1 and (ii) is not in material breach of this Agreement at the time such notice is given or during such notice period.

(f) Replacement New Director. Subject to the following sentence of this Section 1(f), if the New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any reason prior to the expiration of the Cooperation Period and at such time the Askeladden Parties have aggregate beneficial ownership of shares of Common Stock equivalent to a “net long position” of at least five percent (5%) of the outstanding shares of Common Stock as of the date of this Agreement, the Company and the Askeladden Parties shall, subject to the Company’s approval, such approval not to be unreasonably delayed, withheld or conditioned, designate a substitute director (the “Replacement New Director”), and the Board and all applicable committees thereof shall take (or shall cause to be taken) such actions as are necessary to appoint the Replacement New Director to serve as a director of the Company and as a member of each committee on which the New Director served for the remainder of the New Director’s term, subject to any applicable reelection requirements required by law, stock exchange rules, or the Organizational Documents; provided, that, in the case of any appointment to a committee, such Replacement New Director satisfies any applicable legal or regulatory requirements for serving on such committee. Effective upon the appointment of the Replacement New Director to the Board, such Replacement New Director will be considered the New Director for all purposes of this Agreement from and after such appointment. Prior to the appointment of the Replacement New Director pursuant to this Section 1(f), the Board (and all applicable committees thereof) shall have determined that such Replacement New Director (A) qualifies as an “independent director” under the applicable rules of the Nasdaq Stock Market and the rules and regulations of the SEC, and (B) satisfies the guidelines and policies with respect to service on the Board applicable to all non-management directors (including the requirements set forth in Section 1(d)).

2. Cooperation.

(a) Non-Disparagement. Each of the Askeladden Parties and the Company agrees that, from the date of this Agreement until one day after the 2026 Annual Meeting (such period, the “Cooperation Period”), the Company and the Askeladden Parties will refrain from making, and will cause each of their respective controlled Affiliates and each of their and their controlled Affiliates’ respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) acting on their behalf not to make or cause to be made any public statement or announcement that constitutes an ad hominem attack on, or that otherwise defames, slanders, impugns or calls into disrepute (i) in the case of any such statements or announcements by the Askeladden Parties or their Covered Persons, the Company and its Affiliates or any of its or their respective current or former Covered Persons (provided, that nothing herein will prevent the Askeladden Parties or their Covered Persons from making any statement or announcement unrelated to (and which does not reference in any way) the Company, its business or the Board concerning Covered Persons of the Company and its Affiliates), and (ii) in the case of any such statements or announcements by the Company or its Covered Persons, the Askeladden Parties and their Affiliates or any of its or their respective current or former Covered Persons (provided, that nothing herein will prevent the Company or its Covered Persons from making any statement or announcement unrelated to (and which does not reference in any way) the Askeladden Parties or their business concerning Covered Persons of the Askeladden Parties). The foregoing will not (x) restrict the ability of any person to comply with any subpoena, legal requirement or other legal process or to respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (y) apply to any private communications among the Askeladden Parties and their Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the other hand, in each case, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or the Askeladden Parties to make public disclosure (of any kind) with respect thereto. This provision shall in no way restrict the Askeladden Parties from discussing the Company’s financial results and strategy in its portfolio commentaries distributed to its clients on a confidential basis, which Askeladden will provide on a confidential basis subject to the understanding in this Cooperation Agreement that these commentaries and their contents will not be made public.

(b) Voting. During the Cooperation Period, the Askeladden Parties will to the maximum extent feasible cause all shares of Common Stock that the Askeladden Parties and any of their controlled Affiliates has the right to vote (or to direct the vote) as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of shareholders of the Company or at any adjournments or postponements thereof, (i) in favor of each director nominated and recommended by the Board for election at any annual meeting of the shareholders of the Company or, if applicable, any other meeting of shareholders of the Company held during the Cooperation Period, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election at any such meeting, (iii) against any proposals or resolutions to remove any member of the Board, and (iv) in accordance with the recommendations by the Board on all other proposals or business that may be the subject of a stockholder vote at such meetings in respect of all other proposals or business that may be the subject of a stockholder vote at such meetings; provided, that the Askeladden Parties and their Affiliates will be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction.

(c) Standstill. During the Cooperation Period, the Askeladden Parties will not, and will cause their controlled Affiliates and their collective Covered Persons acting on their behalf (collectively with the Askeladden Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior consent, invitation, or authorization of the Company or the Board, in each case, in writing:

(i) acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of record or beneficial ownership of any shares of Common Stock or securities convertible into shares of Common Stock, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any shares of Common Stock or securities convertible into shares of Common Stock, in each case, if such acquisition, offer, agreement or transaction would result, if consummated, in the Askeladden Parties (together with their Affiliates) having beneficial ownership of, or aggregate economic or voting exposure to, more than 9.99% of the Common Stock outstanding at such time;

(ii)(A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s shareholders (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others the removal of any member of the Board, or (E) engage in any “withhold” or similar campaign;

(iii) engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act but without giving effect to any of the exclusions from such definition under SEC rules, including the exclusion relating to solicitations of ten or fewer shareholders) of proxies with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies;

(iv) take any action in support of or make any proposal, announcement or request, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, with respect to, (A) any change in the number, term or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1, (B) any change in the business, capitalization, capital allocation policy or dividend policy of the

Company or sale, spinoff, splitoff or other similar separation of one or more business units or any other Extraordinary Transaction, (C) any other change to the Board or the Company’s management, business or corporate or governance structure, (D) any waiver, amendment or modification to the Organizational Documents, (E) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(v) knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person with respect to the giving or withholding of any proxy relating to, or other authority to vote, any Common Stock (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter);

(vi) form, join, knowingly encourage or knowingly participate in or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any shares of Common Stock or securities convertible into shares of Common Stock, other than solely with Affiliates of the Askeladden Parties with respect to any shares of Common Stock or securities convertible into shares of Common Stock now or hereafter owned by them;

(vii) enter into a voting trust, arrangement or agreement, or subject any shares of Common Stock or securities convertible into shares of Common Stock to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement (B) solely with Affiliates of the Askeladden Parties, or (C) granting proxies in solicitations approved by the Board;

(viii) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party;

(ix) institute, solicit, knowingly assist or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing will not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 9, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing or participating in bona fide commercial or legal disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights, or (E) responding to or complying with validly issued legal process;

(x) make any disclosure or announcement, either publicly or in a manner reasonably likely to result in or require public disclosure, regarding any intent, purpose, place or proposal with respect to the Board, the Company, its management, policies or affairs, strategy, operations, financial results, any of its securities or assets or this Agreement, except in a manner consistent with the Press Release (as defined below) and the other provisions of this Agreement;

(xi) enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or

(xii) make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal.

The Restricted Persons will instruct their respective Representatives acting on their behalf to comply with this Section 2(c) and any failure by such Representatives to comply with such instructions will be deemed a breach by the Askeladden Parties of this Section 2(c).

The restrictions in this Section 2 will terminate automatically upon the fifth (5th) business day after written notice by any of the Askeladden Parties of any material breach of this Agreement by the Company (including a failure by the Company to comply with its obligations in Section 1 to appoint or nominate the New Director, as applicable, or appoint any Replacement New Director, if applicable, to the Board in accordance with Section 1, a failure to perform any of the actions contemplated in Section 1(e) or a failure by the Company to issue the Press Release in accordance with Section 3), if such breach has not been cured within such notice period; provided, that the Askeladden Parties (i) specify in such written notice, in reasonable detail, the material breach on which they are relying to terminate their obligations under this Section 2 and (ii) are not in material breach of this Agreement at the time such notice is given or during the notice period.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including the restrictions in this Section 2) will prohibit or restrict any of the Restricted Persons from (A) making any factual statement to comply with any subpoena, legal requirement or other legal process or to respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person) or making any regulatory filing required pursuant to the Exchange Act or any other applicable regulatory regime (provided, that any such legal requirement or regulatory filing does not arise from or relate to an action by a Restricted Person that would otherwise violate Section 2(a) or Section 2(c) and any such statement, whether or not in a regulatory filing, does not otherwise violate Section 2(a) or Section 2(c)), (B) communicating privately with the Board or any of the Company’s senior officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, result in or require the Company or the Askeladden Parties to make public disclosure (of any kind) with respect thereto, (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, or (D) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or a competitor. Furthermore, for the avoidance of doubt, nothing in this Agreement will be deemed to restrict in any way the New Directors in the exercise of their fiduciary duties.

(d) Continued Listing. During the Cooperation Period, the Company shall use its commercially reasonable efforts to maintain its listing on the NASDAQ Global Market or another securities exchange registered as a “national securities exchange” pursuant to Section 6(a) of the Exchange Act. Except in connection with an Extraordinary Transaction, during the Cooperation Period, the Company shall not take any action for the purpose of terminating the Company’s registration pursuant to Section 12(b) of the Exchange Act or terminating the Company’s reporting obligations pursuant to Section 13 or Section 15(d) of the Exchange Act.

(e) Consideration of Consultants. During the Cooperation Period, the Board will consider in good faith, after consultation with the Company’s management, the retention of consultants identified to the Company by the Askeladden Parties, provided that no such consultant shall be an Affiliate of any Askeladden Party.

(f) Access to Information. During the Cooperation Period, the Company shall provide to the Askeladden Parties access to the Company’s management and the members of the Board on the same terms as it makes such persons available to other significant shareholders of the Company, provided that none of the Company, any member of its management or any member of the Board shall be obligated pursuant to this Section 2(f) to, and shall not, provide to any Askeladden Party any confidential information, information that the Board reasonably believes constitutes material non-public information, or any other information, the disclosure of which the Board reasonably determines would be prejudicial to the Company.

3. Public Announcement. Promptly following the execution of this Agreement, the Company will publish a press release in the form previously agreed by counsel to the Company and the Askeladden Parties prior to the date of this Agreement (the “Press Release”). During the Cooperation Period, neither the Company nor the Askeladden Parties will make or cause to be made any public announcement or statement with respect to the subject matter of this Agreement that is inconsistent with or contrary to the statements made in the Press Release, except as a party may determine to be required by law or the rules of any stock exchange or with the prior written consent of the other party. The Askeladden Parties acknowledge and agree that the Company will file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K within four business days of the execution of this Agreement.

4. Representations and Warranties of the Company. The Company represents and warrants to the Askeladden Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by the Askeladden Parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, the Organizational Documents or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5. Representations and Warranties of the Askeladden Parties. The Askeladden Parties represent and warrant to the Company as follows: (a) the Askeladden Parties have the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Askeladden Parties, constitutes a valid and binding obligation and agreement of the Askeladden Parties and, assuming the valid execution and delivery hereof by the Company, is enforceable against the Askeladden Parties in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by the Askeladden Parties does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Askeladden Parties or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Askeladden Parties are a party or by which they are bound; (d) the Askeladden Parties are shareholders of the Company and the information set forth in Definitive Proxy Statement on Schedule 14A relating to the 2025 Annual Meeting filed by the Askeladden Parties with the SEC on May 20, 2025 with respect to the number of shares of Common Stock beneficially owned by the Askeladden Parties, any derivative or other economic arrangements in place with respect to the Company, and the manner in which such shares of Common Stock are held, is true, accurate and complete in all respects as of the date of this Agreement; and (e) to the knowledge of the Askeladden Parties after reasonable inquiry, there is no legal or contractual restriction that would prohibit the New Director from serving on the Board.

6. Definitions. For purposes of this Agreement:

(a) the term “2025 Annual Meeting” means the Company’s annual meeting of shareholders to be held in 2025.

(b) the term “2026 Annual Meeting” means the Company’s annual meeting of shareholders to be held in 2026 or any special meeting held in lieu thereof.

(a) the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided that none of the Company or its Affiliates or Representatives, on the one hand, and the Askeladden Parties and their Affiliates or Representatives, on the other hand, will be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person will not include any entity solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act);

(b) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner of (i) all shares of the Company’s authorized share capital which such person has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement, or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional and (B) economic exposure to through any option, warrant, convertible security, swap, hedging or other derivative instrument or agreement of any nature and (ii) all shares of the Company’s authorized share capital which such person or any of such person’s Affiliates has or shares the right to vote or dispose (c) the term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;

(c) the term “Common Stock” means the Company’s common stock, par value $0.05 per share;

(d) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;

(e) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets, sale, spinoff, splitoff or other similar separation of one or more business units, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets);

(f) the term “Organizational Documents” means the Company’s Restated Articles of Incorporation (as amended) and the Company’s By-laws (as amended);

(g) the terms “person” or “persons” will be interpreted broadly to include any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, group, association, organization or other entity of any kind or nature;

(h) the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives;

(i) the term “SEC” means the U.S. Securities and Exchange Commission; and

(j) the term “Third Party” means any person that is not a party to this Agreement or a controlling or controlled (or under common control) Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement.

7. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one business day after being sent, or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:

AstroNova, Inc.

600 East Greenwich Ave.

West Warwick, Rhode Island

Attention: Executive Chairman

Email: dnevin@astronovainc.com

with a copy to (which will not constitute notice to the Company):

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: Dan Clevenger

Email: dclevenger@foleyhoag.com

if to the Askeladden Parties:

Askeladden Capital Management, LLC

1452 Hughes Road

Suite 200 #582

Grapevine, Texas 76051

Attention: Samir Patel

Email: samir@askeladdencpaital.com

with a copy to (which will not constitute notice to the Askeladden Parties):

Hitchcock Law Firm PLLC

5614 Connecticut Ave., N.W.

No. 304

Washington, DC 20015

Attention: Con Hitchcock

Email: conh@hitchcocklaw.com

At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.

8. Expenses. The Company shall reimburse the Askeladden Parties the aggregate amount of $236,508 for their documented fees and expenses (including professional and legal expenses) that have been incurred since March 15, 2025 and prior to the date of this Agreement in connection with the Askeladden Parties’ nomination of candidates for election as directors of the Company at the 2025 Annual Meeting, with $75,000 to be paid within 14 days of the execution of this Agreement and the balance by January 31, 2026.

9. Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a) The Company and the Askeladden Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). Accordingly, each of the Company and the Askeladden Parties agree to the grant of an injunction or injunctions in favor of the other party to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND THE ASKELADDEN PARTIES AGREE THAT: (I) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (II) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (III) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF RHODE ISLAND WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b) Each of the Company and the Askeladden Parties (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Superior Court sitting in Kent County, Rhode Island, or, only if the Superior Court sitting in Kent County, Rhode Island declines to accept jurisdiction over a particular matter, the United States District Court for the District of Rhode Island and any appellate court from any such courts (the “Chosen Courts”), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement will be brought, tried and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum, and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the Chosen Courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, will be valid and sufficient service thereof.

(c) Each of the parties hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. No party hereto will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

10. Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

11. Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement will have no further force and effect. Notwithstanding the foregoing, Sections 6 to 16 will survive termination of this Agreement, and no termination of this Agreement will relieve either party of liability for any breach of this Agreement arising prior to such termination.

12. Counterparts. This Agreement may be executed in one or more counterparts and by electronic means or scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement. For the avoidance of doubt, no party hereto will be bound by any contractual obligation to any other party hereto (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by the parties hereto and delivered to the other parties hereto (including by means of electronic delivery).

13. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Askeladden Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of, in the case of an Askeladden Party, the Company, or in the case of the Company, the Askeladden Parties, and any assignment in contravention hereof will be null and void.

14. No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof or of any breach of any other provision hereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15. Entire Understanding; Amendment. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Askeladden Parties.

16. Interpretation and Construction. Each of the Company and the Askeladden Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each of the Company and the Askeladden Parties and their respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties hereto will be deemed the work product of all of the parties hereto and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and the Askeladden Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC will be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule (other than rules promulgated by the SEC) or statute as from time to time amended, modified or supplemented.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties hereto as of the date hereof.

SAMIR PATEL

/s/ Samir Patel

ASKELADDEN CAPITAL MANAGEMENT LLC

By:	/s/ Samir Patel
Name: Samir Patel
Title: Managing Member

ASTRONOVA, INC.

By:	/s/ Darius G. Nevin
Name: Darius G. Nevin
Title: Executive Chairman

[Signature Page to Cooperation Agreement]